UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 18, 2013

Date of Report (Date of earliest event reported)

L & L Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34633	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 200, Seattle WA 98188

 (Address of principal executive offices) (Zip Code)

(206) 264-8065

Registrant’s Telephone Number, Including Area Code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ð Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

€ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

€ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

€ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On November 18, 2013, Mohan Datwani tendered his resignation from his position as a member of the Board of Directors of L & L Energy, Inc. (the “Company”) “due to recent developments with the Company.” Mr. Datwani served as the chairman of both the Audit and Special Independent Committees. He also served as a member of Nominations and Compensation Committees. Subsequent to his initial resignation letter Mr. Datwani indicated the following reasons for his resignation which are addressed by the Company below.  His resignation letter and related correspondence with the Company is filed herewith as Exhibit 17.1 to this Form 8-K and incorporated herein by reference.

            First, the Company is disappointed that Mr. Datwani’s believes that he was not fully informed as a board member. The Company respectfully disagrees with Mr. Datwani’s characterization of events. Additionally, none of the current board members have expressed dissatisfaction with the Company’s disclosures to the Board of Directors.

Second, the Company is disappointed that Mr. Datwani believes the Company did not provide adequate financial support to the Special Independent Committee (the “SIC”).  The Company disagrees with Mr. Datwani’s characterization, and none of the current board members agree with Mr. Datwani’s opinion. No funding request made by the SIC has been denied by the Company, and in a recent meeting of the Board of Directors, management expressed its full support for any reasonable funding requests by the SIC, including costs for a forensic auditor.

The Company has provided Mr. Datwani with a copy of the disclosures contained in this Form 8-K and has offered him an opportunity to furnish the Company with a response.

Mr. Jingcai Yang, former Senior Executive for the world’s largest coal company Shenhua Group, was unanimously approved to replace Mr. Datwani as chairman of the SIC.  The Company intends to fully support the SIC's investigation as it moves forward.

Item 9.01 Financial Statements and Exhibits.

 (d)           Exhibits.

17.1     Resignation Letter and related correspondence from Mohan Datwani.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L ENERGY, INC.

Date: November 26, 2013	By:	/s/ Dickson V. Lee
Dickson V. Lee
Chief Executive Officer